ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-283969
Dated September 14, 2026
Enhanced Trigger Jump Securities with Auto-Callable Feature due October 3, 2029
Based on the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index
Principal at Risk Securities
This document provides a summary of the terms of the Enhanced Trigger Jump Securities with Auto-Callable Feature (the “securities”). Investors should carefully review the accompanying preliminary pricing supplement for the securities, the accompanying product supplement, the underlier supplement and the prospectus, as well as the “Risk Considerations” section below, before making an investment decision.
The securities do not guarantee any return of principal at maturity. Investors will not participate in any appreciation of any underlying index and must be willing to accept the risk of losing up to their entire investment in the securities. The securities are senior debt securities issued by The Toronto-Dominion Bank (“TD”), and all payments on the securities are subject to the credit risk of TD. As used in this document, “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
SUMMARY TERMS
Issuer:	The Toronto-Dominion Bank
Issue:	Senior Debt Securities, Series H
Underlying indices:	Nasdaq-100 Index® (Bloomberg Ticker: “NDX”) Russell 2000® Index (Bloomberg Ticker: “RTY”) S&P 500® Index (Bloomberg Ticker: “SPX”)
Stated principal amount:	$1,000.00 per security
Minimum investment:	$1,000.00 (1 security)
Coupon:	None
Pricing date:	September 30, 2026
Original issue date:	October 5, 2026 (3 business days after the pricing date; see preliminary pricing supplement).
Final determination date:	September 28, 2029, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Maturity date:	October 3, 2029, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Early redemption:
If the index closing values of all of the underlying indices on any determination date other than the final determination date are greater than or equal to their respective initial values, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date. No further payments will be made on the securities once they have been redeemed.
The securities will not be redeemed early on any early redemption date if the index closing value of any underlying index is less than its initial index value on the related determination date.

Determination dates, Early redemption dates and Early redemption payment per security:
The early redemption payment will be an amount in cash per security (corresponding to a return of approximately 11.20% per annum) for each determination date.
No further payments will be made on the securities once they have been redeemed.

	Determination Dates*	Early Redemption Dates	Early Redemption Payment per security
	October 7, 2027	October 13, 2027	$1,112.00
	December 30, 2027	January 4, 2028	$1,140.00
	March 30, 2028	April 4, 2028	$1,168.00
	June 30, 2028	July 6, 2028	$1,196.00
	September 29, 2028	October 4, 2028	$1,224.00
	December 29, 2028	January 4, 2029	$1,252.00
	March 29, 2029	April 4, 2029	$1,280.00
	June 29, 2029	July 5, 2029	$1,308.00
	September 28, 2029 (the “final determination date”)		Not applicable – See “Payment at maturity per security” below
Payment at maturity per security:
If the securities are not automatically redeemed prior to maturity, you will receive at maturity a cash payment per security as follows:
■    If the final index values of all of the underlying indices are greater than or equal to their respective trigger levels:
$1,336.00
■   If the final index value of any underlying index is less than its trigger level:
$1,000.00 + ($1,000.00 × underlying return of the worst performing underlying index)
If the final index value of any underlying index is less than its trigger level, you will lose 1% for every 1% that the final index value of the worst performing underlying index falls below its initial index value and you could lose up to your entire investment in the securities.

Underlying return	(final index value – initial index value) / initial index value.
Trigger level*:	With respect to each underlying index, 80.00% of its initial index value
Worst performing underlying index:	The underlying index with the lowest underlying return
Initial index value*:	With respect to each underlying index, the index closing value of such underlying index on the pricing date.
Final index value*:	With respect to each underlying index, the index closing value of such underlying index on the final determination date.
CUSIP / ISIN:	89115NGE8 / US89115NGE85
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Commission:	$27.50 per stated principal amount.
Estimated value on the pricing date:	Expected to be between $925.00 and $960.00 per security. See “Risk Factors” in the preliminary pricing supplement.
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/947263/000114036126036457/ef20081978_424b2.htm
*Each as determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement.
HYPOTHETICAL PAYOUT
The below figures are based on a hypothetical trigger level of 80.00% of the hypothetical initial index value of the worst performing underlying index and are purely hypothetical (the actual terms of your securities will be determined on the pricing date and will be specified in the final pricing supplement).
Hypothetical Payment at Maturity if No Early Redemption Occurs
Change in Worst Performing Underlying Index	Payment at Maturity
+50.00%	$1,336.00
+40.00%	$1,336.00
+30.00%	$1,336.00
+20.00%	$1,336.00
+10.00%	$1,336.00
0.00%	$1,336.00
-10.00%	$1,336.00
-20.00%	$1,336.00
-21.00%	$790.00
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-70.00%	$300.00
-80.00%	$200.00
-90.00%	$100.00
-100.00%	$0.00

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You will find a link to the accompanying preliminary pricing supplement for the securities above and links to the accompanying product supplement, underlier supplement and prospectus for the securities under “Additional Information About TD and the Securities” in the preliminary pricing supplement, which you should read and understand prior to investing in the securities.
The issuer has filed a registration statement (including a prospectus as supplemented by an underlier supplement, product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement, product supplement and underlier supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234. Our Central Index Key, or CIK, on the SEC website is 0000947263.
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to Return Characteristics
■	Risk of significant loss at maturity; you may lose up to your entire investment.
■	The stated payout from the issuer applies only upon an early redemption or at maturity.
■	Your potential return on the securities is limited and you will not participate in any increase of the underlying indices.
■
Greater expected volatility with respect to, and lower expected correlation of, the underlying indices generally reflects a higher return rate represented by the early redemption payments and fixed upside payment at maturity and a higher expectation as of the pricing date that the final index value of any underlying index could be less than its trigger level.

■	The securities are subject to reinvestment risk in the event of an early redemption.
■	The return on your securities may change significantly despite only a small change in the final index value of any underlying index.
■	You will not receive any interest payments.
■	The amount payable on the securities is not linked to the value of the underlying indices at any time other than the determination dates.
■	Owning the securities is not the same as owning the index constituent stocks.
■	You are exposed to the market risk of each underlying index.
■
Because the securities are linked to the performance of more than one underlying index, there is an increased probability that the securities will not be automatically redeemed on any determination date and that you will lose a significant portion or all of your investment in the securities.

Risks Relating to Characteristics of the Underlying Indices
■	The level of each underlying index will be affected by various factors that interact in complex and unpredictable ways.
■	There can be no assurance that the investment view implicit in the securities will be successful.
■	The securities are subject to small-capitalization stock risks.
■	The underlying indices reflect price return, not total return.
■	Changes affecting the underlying indices could have an adverse effect on the market value of, and any amount payable on, the securities
■	There is no affiliation between the respective index sponsors and TD, and TD is not responsible for any disclosure by such index sponsors.
Risks Relating to Estimated Value and Liquidity
■	The estimated value of your securities is expected to be less than the public offering price of your securities.
■	The estimated value of your securities is based on our internal funding rate.
■	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.
■
The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be less than the public offering price of your securities and may be less than the estimated value of your securities.

■	The temporary price at which the agent may initially buy the securities in the secondary market may not be indicative of future prices of your securities.
■	The underwriting discount, offering expenses and certain hedging costs are likely to adversely affect secondary market prices.
■	There may not be an active trading market for the securities — sales in the secondary market may result in significant losses.
■	If the value of an underlying index changes, the market value of your securities may not change in the same manner.
Risks Relating to General Credit Characteristics
■	Investors are subject to TD’s credit risk, and TD’s credit ratings and credit spreads may adversely affect the market value of the securities.
Risks Relating to Hedging Activities and Conflicts of Interest
■	There are potential conflicts of interest between you and the calculation agent.
■	The determination dates and related payment dates are subject to market disruption events and postponements.
■	Trading and business activities by TD or its affiliates may adversely affect the market value of, and any amount payable on, the securities.
Risks Relating to Canadian and U.S. Federal Income Taxation
■	Significant aspects of the tax treatment of the securities are uncertain.
Underlying Indices
For information about the underlying indices, including historical performance information, see “Information About the Underlying Indices” in the preliminary pricing supplement.

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